Washington, D.C. 20549


                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 1-5731

              Rexel, Inc. Section 401(k) Savings Plan (the "Plan")
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

      150 Alhambra Circle, Suite 900, Coral Gables, FL 33134, 305-446-8000
      --------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Participation interests in the Plan, including in
                          Common Stock of Rexel, Inc.
              ----------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
              ----------------------------------------------------
          (Titles of all other  classes of  securities  for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [  ]    Rule 12h-3(b)(1)(ii) [  ]
               Rule 12g-4(a)(1)(ii) [  ]    Rule 12h-3(b)(2)(i)  [  ]
               Rule 12g-4(a)(2)(i)  [  ]    Rule 12h-3(b)(2)(ii) [  ]
               Rule 12g-4(a)(2)(ii) [  ]
               Rule 12h-3(b)(1)(i)  [  ]    Rule 15d-6           [X]

     Approximate number of holders of record as of the certification or notice date:

     None
------------------

Pursuant to the requirements of the Securities Exchange Act of 1934 the Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   January 12, 1998                  By:  /s/ Allan M. Gonopolsky
      --------------------                     ---------------------------------
                                                Allan M. Gonopolsky
                                                Member of the Plan
                                                Management Committee